EXHIBIT 5.1

June 26, 2006

SAIC, Inc.

10260 Campus Point Drive

San Diego, California 92121

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to SAIC, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (Registration No. 333-128022) filed with the Securities and Exchange Commission on September 1, 2005 (as amended or supplemented, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended, shares of the Company’s class A preferred stock, par value $0.0001 per share, and shares of its common stock, par value $0.0001 per share, into which shares of the class A preferred stock are convertible (collectively, the “Shares”), issuable pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), as amended and restated as of June 26, 2006, by and among the Company, Science Applications International Corporation (“Old SAIC”) and SAIC Merger Sub, Inc. (“Merger Sub”).

We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

In rendering our opinion, we have examined the following records, documents and instruments:

(a)	The Restated Certificate of Incorporation of the Company (filed as Annex B to the Registration Statement) to be filed with the Delaware Secretary of State in connection with the issuance of the Shares, and certified to us by an officer of the Company as being the form to be filed with the Delaware Secretary of State in connection with the issuance of the Shares (the “Restated Certificate”);

(b)	The Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(c)	A Certificate of an officer of the Company (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors, including any committee thereof, of the Company relating to the Shares, the Merger Agreement and the Registration Statement, and (ii) certifying as to certain factual matters;

(d)	A Certificate of Good Standing relating to the Company issued by the Secretary of State of the State of Delaware as of June 23, 2006;

(e)	The Merger Agreement; and

(f)	The Registration Statement.

This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion. We have relied upon the opinion dated June 26, 2006, being delivered to you by Douglas E. Scott, Senior Vice President, General Counsel and Secretary of Old SAIC, with respect to the due authorization, valid issuance and fully paid and nonassessable nature of the outstanding shares of common stock of Old SAIC. We have not made an independent investigation of the matters covered by that opinion.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement (including any post-effective amendments thereto) becomes and remains effective during the period when the Shares are offered and issued, (ii) the stockholders of Old SAIC and Merger Sub adopt the Merger Agreement, (iii) the Restated Certificate has been duly approved and properly filed with the Delaware Secretary of State prior to the issuance of the Shares, and (iv) the Shares have been registered, in uncertificated book-entry form, in the names of the holders of shares of common stock of Old SAIC (subject in the case of common stock of Old SAIC represented by certificates, to surrender of such certificates), it is our opinion that the issuance of the Shares will be duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Heller Ehrman LLP

Heller Ehrman LLP